                                                                    EXHIBIT ____

WABASH

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                                NGC CORPORATION






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                                PARENT GUARANTY
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                           Dated as of June 27, 1997








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

                               TABLE OF CONTENTS
                               -----------------


                                   ARTICLE I
                                   GUARANTY

Section 1.1    Definitions and Interpretations....................  2
Section 1.2    Agreement.......................................... 10
Section 1.3    Guaranty to be Absolute............................ 10

                                  ARTICLE II
                     GENERAL PROVISIONS REGARDING GUARANTY

Section 2.1    Nature of Guaranty................................. 11
Section 2.2    Limitation on NGC's Rights; Waiver of Subrogation.. 11
Section 2.3    Events of Default.................................. 12
Section 2.4    Guaranteed Agreements Terminated................... 13

                                  ARTICLE III
                        REPRESENTATIONS AND WARRANTIES

Section 3.1    Corporate Existence................................ 13
Section 3.2    Authorization and Validity......................... 13
Section 3.3    No Conflict; Government Consent.................... 13
Section 3.4    Financial Information.............................. 14
Section 3.5    Litigation......................................... 14
Section 3.6    Subsidiaries....................................... 14
Section 3.7    Ownership.......................................... 14

                                  ARTICLE IV
                          COVENANTS OF THE GUARANTOR

Section 4.1    Net Worth.......................................... 15
Section 4.2    Leverage Ratio..................................... 15
Section 4.3    Coverage Ratio..................................... 15
Section 4.4    Information........................................ 15
Section 4.5    Performance........................................ 16

                                   ARTICLE V
                                 MISCELLANEOUS


Section 5.1    NGC's Waivers...................................... 16
Section 5.2    Third Party Beneficiaries.......................... 18

Section 5.3     No Waiver; Consents; Cumulative Remedies.......... 18
Section 5.4     Successors and Assigns; Participations............ 18
Section 5.5     Notices........................................... 18
Section 5.6     Rights to Deal with the Lessee.................... 18
Section 5.7     Payments.......................................... 18
Section 5.8     Survival of Representations, Warranties, etc...... 19
Section 5.9     Replacement of Guaranty........................... 19
Section 5.10    Governing Law..................................... 19
Section 5.11    Costs and Expenses................................ 20
Section 5.12    Miscellaneous..................................... 20

                                    GUARANTY

     THIS PARENT GUARANTY ("Guaranty") dated as of June 27, 1997, is by NGC CORPORATION, a Delaware corporation ("NGC" or the "Guarantor") in favor of WABASH RIVER ASSETS PARTNERSHIP, L.P., a Delaware limited partnership (the "Lessor" and a "Beneficiary"), and in favor of CREDIT SUISSE FIRST BOSTON, as Administrative Agent to the Banks now or hereafter parties to the Credit Agreement (the "Banks"), for the benefit of the Banks (in such capacity, the "Administrative Agent" and a "Beneficiary", and collectively with the Lessor, the "Beneficiaries").

                                    RECITALS


     A. On the Financing Closing Date, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity but solely as Trustee under the Declaration of Trust dated as of August 31, 1993 (the "Trustee"), assigned to the Partnership (i) the Trustee's right, title and interest in and to the Ground Lease, dated August 31, 1993, between Gasification Services, Inc., a Delaware corporation (the "Lessee"), as sublessor thereunder, and the Trustee, as sublessee thereunder, including a subleasehold interest in the Parcel and an assignment of the Easements and (ii) title to the Improvements and Personalty. Subsequent to such assignment, the Partnership subleased its leasehold interest in the Parcel, assigned the Easements and leased the Improvements and Personalty to the Lessee, pursuant to the Lease Agreement dated as of June 7, 1996 (the "Lease"), between the Partnership and the Lessee. The Lease replaced that certain Lease dated as of August 31, 1993, between the Trustee and the Lessee.

     B. The Partnership financed its acquisition of the Property through the issuance of the Notes pursuant to the Credit Agreement and from the capital contributions of its partners.

     C. As an inducement for the Partnership and the Administrative Agent to enter into the transactions contemplated by the Credit Agreement and the other Related Documents ("Transactions") and for the Banks to advance the Borrowings in accordance with the Credit Agreement as evidenced by the Notes, all of which the Partnership, the Administrative Agent, and the Banks would have been otherwise unwilling to do, Destec Energy, Inc. ( "Destec") entered into that certain Parent Guaranty, dated as of June 7, 1996 (the "Original Guaranty") to the Partnership and the Administrative Agent, for the benefit of the Banks.

     D. NGC and NGC Acquisition Corporation II, a wholly-owned subsidiary of NGC ("NACII"), have entered into that certain Agreement and Plan of Merger dated as of February 17, 1997 (the "Destec Contract") with Destec and The Dow Chemical Corporation ("Dow"), whereby at the closing of the transactions contemplated thereby NGC will acquire the stock of Destec pursuant to the merger of NACII with and into Destec (the "Acquisition Transactions").

     E. The failure of Dow to own at least a majority of the outstanding shares of each class of capital stock of Destec is a Termination Event under the Lease.

     F. The Guarantor and Destec have requested that the Lessor, the Administrative Agent, and the Banks consent to the Acquisition Transactions.

     G. The Lessor, the Administrative Agent, and the Banks have agreed to provide such consent pursuant to that certain Consent and Agreement, dated as of June 27, 1997 (the "Consent and Agreement"), among the Lessee, the Guarantor, Destec, the Lessor, the Administrative Agent, and the Banks, subject to certain terms and conditions, including without limitation, the delivery by the Guarantor of this Guaranty.

     NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, NGC agrees as follows:

                                   ARTICLE I
                                    GUARANTY

      Section 1.1   Definitions and Interpretations.

     (a) The table of contents and article and section headings of this Guaranty are included herein for convenience of reference purposes only and shall not constitute a part of this Guaranty or affect its interpretation in any respect. Except where the context otherwise requires, (i) words imparting the singular number shall include the plural number, and vice versa, and shall be construed to be of such gender or number as the context requires; (ii) the words "herein," "hereof," "hereunder" and other words of similar import when used in this Guaranty refer to this Guaranty as a whole, and not to any particular article, section or subsection; (iii) pronouns, wherever used in this Guaranty and of whatever gender, shall include natural persons, corporations and associations of every kind and character; (iv) the gender of all words used in this Guaranty shall include the masculine, feminine and neuter; (v) the words "includes" or "including" shall mean "including without limitation"; (vi) the word "or" shall mean "and/or"; and (vii) in the computation of interest and fees payable from a specified date to a later specified date, unless otherwise indicated the word "from" means "from and including" and the words "to" and "until" both mean "to but not including".

     (b) Unless expressly stated otherwise, any reference in this Guaranty to a document or instrument shall mean such document or instrument, together with all exhibits thereto, as amended, extended, supplemented, or otherwise modified from time to time, as permitted by the Related Documents. Any reference in this Guaranty to any Person as a party to any document or instrument shall include its successors and assigns to such person's status as a party, to the extent permitted by the Related Documents.

     (c) Each capitalized term used herein and not otherwise defined herein shall have the meanings given such term in the Lease, or if not defined therein, in the Credit Agreement. In addition to the terms defined elsewhere in this Guaranty, the following terms shall have the following meanings:

     "AES" means The AES Corporation, a Delaware corporation.

     "AES Contract" means that certain Asset Purchase Agreement dated February 17, 1997 between NGC and AES.

     "AES Transaction" means the sale by NGC of the International Assets (as defined in the AES Contract) of Destec pursuant to the AES Contract.

     "Assets" of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person, and includes, without limitation, stock, partnership and limited liability company interests owned or held in any other Person by such Person.

     "Authorized Officer" means any of the President, the Chief Financial Officer, the Senior Vice President-General Counsel, the Vice President-Finance, the Controller or the Treasurer of NGC.

     "Capitalized Lease" of a Person means any lease of Assets by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with GAAP.

     "Capitalized Lease Obligations" of a Person means the amount of the obligations of such Person as a lessee under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP.

     "Commission" means the Securities and Exchange Commission of the United States of America.

     "Consolidated Debt" means, as of any date of determination thereof, the aggregate principal amount of all then outstanding Debt of NGC and its Subsidiaries, determined on a consolidated basis in accordance with GAAP as of such date.

     "Consolidated EBITD" of NGC and its Subsidiaries means, for any period, the sum of (a) Consolidated Net Income (excluding income taxes) determined for such period; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of NGC) in which NGC or any Subsidiary of NGC has an interest but in which any other Person (not NGC or any of its Subsidiaries) has a joint interest with respect to which the equity method of accounting is utilized, except to the extent of the amount of dividends or other distributions actually paid to NGC, or any of its Subsidiaries, by such Person during such period, (ii) the income (or loss) of any Person (other than a Person that is consolidated as a result of the Merger) accrued prior to the date it becomes a Subsidiary of NGC or is merged into or consolidated with NGC or any of its Subsidiaries or that such Person's Assets are acquired by NGC or any of its Subsidiaries, and (iii) the income of any Subsidiary of NGC to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement (other than the Existing Warren Indentures as in effect on November 1, 1994), instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (b) the Consolidated Interest Expense for such period, plus (c) to the extent taken into account in calculating Consolidated Net Income (excluding income taxes) referred to in clause (a) of this definition, the aggregate amount of all costs and expenses incurred as a result of the Acquisition Transactions, and the Newco Combination, respectively, plus (d) depreciation, depletion and amortization expense of NGC and its Subsidiaries determined for such period on a consolidated basis plus (e) without duplication, the amount of dividends or other distributions actually paid to NGC or any of its Subsidiaries during such period to the extent attributable to income from another period excluded pursuant to clause (i) above; provided, however, for purposes of this definition, extraordinary gains and losses shall excluded from the calculation of Consolidated Net Income.

     "Consolidated Interest Expense" means, for any Rolling Period, the total interest expense, whether paid or accrued (including, without limitation, that attributable to Capitalized Leases), of NGC and its Subsidiaries determined for such period on a consolidated basis in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing plus or minus net amounts paid or payable or received or receivable pursuant to interest rate swap, exchange, cap or similar agreements.

     "Consolidated Net Income" means, for any period, the consolidated net income of a Person and its Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Net Worth" means at any date the stockholders' equity of NGC and its Subsidiaries determined on a consolidated basis in accordance with GAAP as of such date.

     "Consolidated Tangible Net Worth" means at any date the stockholders' equity of NGC and its Subsidiaries less their consolidated Intangible Assets, all determined on a consolidated basis in accordance with GAAP as of such date. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in determining such stockholders' equity) of (a) all net write-ups (other than write-ups resulting from foreign currency translations and write-ups of assets of a going concern business made within twelve months after the acquisition of such business) subsequent to December 31, 1993, in the book value of any Assets owned by NGC or any of its Consolidated Subsidiaries and (b) all unamortized debt discount and expense, goodwill, patents, trademarks, service marks, trade names, copyrights, and organization or developmental expenses.

     "Credit Agreement" means that certain Amended and Restated Credit Agreement dated as of the date hereof, among the Lessor, the Administrative Agent, and the Banks parties thereto.

     "CUSA" means Chevron U.S.A. Inc.,  a Pennsylvania corporation.

     "CUSA Assumed Debt" means the $155,373,000 aggregate principal amount of CUSA's obligations under the CUSA Note, the payment of which was assumed by Newco under the CUSA Assumption Agreement.

     "CUSA Assumption Agreement" means the agreement dated as of the closing of the Newco Combination pursuant to which Newco assumed CUSA's payment obligation for the CUSA Assumed Debt.

     "CUSA Note" means the demand promissory note dated August 25, 1994 payable by CUSA to Chevron Capital U.S.A. Inc.

     "Debt" means, with respect to any Person, (a) all indebtedness and other obligations of such Person for the repayment of money borrowed, whether or not represented by acceptances, bonds, debentures, notes, or other instruments or securities, (b) all indebtedness and other obligations of such Person for the deferred payment of the purchase price of any property or assets (other than accounts payable on terms customary in the trade), (c) all Capitalized Lease Obligations of such Person, and (d) all indebtedness and other obligations, whether or not assumed by such Person, secured by any Lien (other than (i) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not materially affect the marketability of the same or interfere with the use thereof in the business of the Guarantor or its Subsidiaries, (ii) Permitted Liens, (iii) Liens on cash and short-term investments (a) deposited by the Guarantor or any of its Subsidiaries in margin accounts with futures contract brokers authorized to trade on the New York Mercantile Exchange to secure the Guarantor's obligations with respect to futures contracts for the purchase or sale of natural gas, natural gas liquids, domestic crude, Brent crude, propane, heating oil, unleaded gasoline and/or jet fuel or (b) pledged by the Guarantor or any of its Subsidiaries to secure the Guarantor's obligations pursuant to one or more Fixed Price Contracts or other such contracts with respect to other commodities or interest rate or currency rate management contracts, and (iv) extensions, renewals or replacements of any Lien referred to in (i) through (iii), provided that the principal amount of the Debt or obligation secured thereby is not increased and that any such extension, renewal or replacement Lien is limited to the Assets originally encumbered thereby) on, or payable out of the proceeds of or production from, any Assets of such Person; provided, however that in no event shall Debt described in any of the foregoing categories (i) be duplicative of any Debt described in any other such category, (ii) include Guaranties, or (iii) include any Project Financing that would not be shown as a liability on the financial statements of NGC and its Subsidiaries on a consolidated basis; provided further, that for purposes of the foregoing clauses (a), (b), (c), and (d), Debt shall include, in the case of NGC and its Subsidiaries, only such obligations as are shown as a liability on a consolidated balance sheet of NGC and its Subsidiaries in accordance with GAAP; and provided further that the Institutionally Targeted Capital Securities shall not constitute Debt.

     "Dollars" means the lawful currency of the United States of America.


     "Existing Warren Indentures" means each of (i) the Indenture dated to be effective as of September 9, 1993 between Warren NGL, Inc., as Issuer, and Ameritrust Texas National Association, Trustee, for $65,000,000 14% Senior Subordinated Notes due 2001 and (ii) the

Indenture dated to be effective as of April 15, 1993 between Warren NGL, Inc., as Issuer, and the First National Bank of Boston, Trustee, for $105,000,000 10 1/4% Subordinated Notes due 2003.

     "Fixed Price Contract" means, as of any date of determination, a contract (including, without limitation, physical delivery, option (whether cash or financial), exchange, swap and futures contracts) entered into by the Guarantor or any of its Subsidiaries for the purchase or sale of all gaseous hydrocarbons including, but not limited to oil well gas, gas well gas, and casinghead gas, but excluding any natural gas liquids ("Natural Gas"), other than (i) such a contract which has a remaining term of thirty (30) days or less from such date of determination, or (ii) such a contract under which the purchase or sale price of any portion of Natural Gas delivered or to be delivered on or after such date of determination is calculated by reference to (a) the spot price for Natural Gas current on each date of delivery at the place of delivery specified in such contract, (b) the spot price for Natural Gas current on each date of delivery at a place of delivery other than the place of delivery specified in such contract provided that such spot price is adjusted to reflect the cost of transporting Natural Gas to the place of delivery specified in such contract, (c) a basket of price indices similar to the spot price for Natural Gas current on each date of delivery at the place of delivery, or (d) a basket of price indices similar to the then current spot price for Natural Gas at a place of delivery other than the place of delivery specified in such contract provided that each such price index is adjusted to reflect the cost of transporting Natural Gas to the place of delivery specified in such contract; provided, however, that for purposes of this Guaranty a Fixed Price Contract shall not include any contract (including, without limitation, physical delivery, option (whether cash or financial), exchange, swap and futures contracts) entered into by the Guarantor or any of its Subsidiaries in the ordinary course of business for the purpose of managing the impact of price fluctuations on Natural Gas supply costs related to any Natural Gas processing activity conducted by the Guarantor or any of its Subsidiaries.

     "GAAP" shall mean generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the most recent financial statements of NGC and its Subsidiaries delivered pursuant hereto.

     "Guaranteed Agreements" shall have the meaning ascribed to such term in
Section 1.2.

     "Guaranteed Obligations" shall have the meaning ascribed to such term in
Section 1.2.

     "Guaranty" means, with respect to any Person, (a) all indebtedness and other obligations, contingent or otherwise, of such Person under or in respect of any letter of credit issued for its own account, and (b) all indebtedness and other obligations of such Person under any agreement, undertaking or other arrangement by which such Person (i) assumes, guarantees, endorses (other than the endorsement of instruments for collection in the ordinary course of business), commits or agrees (whether or not such commitment or agreement is contingent or subject to the occurrence of a specified event or events) to purchase or otherwise acquire or provide funds for the payment of any obligation or liability of any other Person or (ii) agrees to maintain the net worth, working capital or any other financial condition of any other Person; provided, however, in no event shall Guaranties described in any of the foregoing categories include any Guaranties by a Project Financing Subsidiary that would not be shown as a liability on the financial statements of NGC and its Subsidiaries on a consolidated basis.

     "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other governmental authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case undertaken under the federal bankruptcy laws of the United States from time to time in effect.

     "Institutionally Targeted Capital Securities" means the capital securities to be issued in an aggregate amount of up to $200,000,000 by a Delaware business trust, the proceeds of which will be loaned to NGC or one or more of its Subsidiaries all on the terms set forth in the Offering Memorandum dated May 22, 1997, a copy of which has been delivered to the Administrative Agent.

     "Leverage Ratio" means the ratio, expressed as a percentage, of Consolidated Debt to the sum of Consolidated Debt plus Consolidated Net Worth.

     "Lien" means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, security interest, encumbrance or preference, priority or other security agreement or any interest in Assets to secure payment of a debt or performance of an obligation (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

     "Maintenance Capital Expenditure" means, for any Rolling Period, any capital expenditure to maintain the Assets of NGC and its Subsidiaries in good working condition in accordance with industry standards.

     "Material Adverse Effect" means a material adverse effect on (i) the business, Assets, financial condition or results of operations of NGC and its Subsidiaries taken as a whole, or (ii) the ability of NGC to perform its payment obligations under this Guaranty.

     "Material Agreement" means any contract or agreement to which NGC or any of its Subsidiaries is a party which is material to the consolidated financial condition or operations of NGC and its Subsidiaries, and includes the Existing Warren Indentures.

     "Merger" means the merger, consolidation or combination of NGC's partners into or with NGC, with NGC being the surviving corporation pursuant to the Merger Agreement.

     "Merger Agreement" means the Combination Agreement and Plan of Merger by and among Natural Gas Clearinghouse and Trident NGL Holding, Inc. and others, dated as of October 21, 1994.

     "Newco" means Midstream Combination Corp., a Delaware corporation.

     "Newco Combination" means the merger of a predecessor in interest to NGC into Newco pursuant to that certain Combination Agreement and Plan of Merger dated as of May 22, 1996 between CUSA and Newco, whereby at the closing of the transaction contemplated thereby, CUSA contributed certain assets to Newco, and upon consummation of such transactions, the separate existence of such predecessor in interest to NGC ceased, Newco became the surviving Person and successor to such predecessor in interest to NGC and Newco was renamed NGC Corporation. NGC is the surviving Person of, and successor to, Newco.

     "NGC Revolver" means, at any time, the revolving credit agreement of NGC with the largest commitment then in effect, as the same may be amended, extended, supplemented, renewed, restated, replaced or otherwise modified from time to time or if no such revolving credit agreement is then in effect, the revolving credit agreement of NGC most recently in effect. As of the date hereof, that certain Amended and Restated Credit Agreement dated as of June 27, 1997, among NGC, The First National Bank of Chicago, as Agent, The Chase Manhattan Bank and NationsBank of Texas, N.A., as Co-Agents, and each of the lenders signatory thereto constitutes the NGC Revolver.

     "Permitted Liens" means any one or more of the following: (a) Liens for taxes, assessments or other governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings diligently prosecuted and as to which adequate reserves shall have been set aside in conformity with GAAP, (b) deposits or pledges to secure the payment of workers' compensation, unemployment insurance, social security benefits or obligations arising under similar legislation, or to secure the performance of public or statutory obligations, surety or appeal bonds, and other obligations of a like nature incurred in the ordinary course of business, (c) materialmen's, mechanics', workmen's, repairmen's, employee's, landlord's, lessor's or other like Liens arising in the ordinary course of business to secure obligations not more than 30 days past due or being contested in good faith and as to which adequate reserves shall have been set aside in conformity with GAAP or as to which adequate bonds shall have been obtained, (d) Liens arising under Section
9.319 of the Texas Uniform Commercial Code or similar statutes of states other than Texas, (e) zoning restrictions, easements, rights-of-way, restrictions, servitudes, permits, reservations, encroachments, exceptions, conditions, covenants, and any other restrictions on the use of real property none of which materially impairs the use of such Assets by the owner of such Assets in the operation of its business, (f) liens in favor of The First National Bank of Chicago, as Agent under the NGC Revolver for the pro rata benefit of the lenders thereunder, or to the lenders thereunder to secure the Obligations (as defined in the NGC Revolver), (g) inchoate Liens arising under ERISA, (h) Liens reserved in customary oil, gas and/or mineral leases for bonus or rental payments and for compliance with the terms of such leases and Liens reserved in customary operating agreements, farm-out and farm-in agreements, exploration agreements, development agreements and other similar agreements for compliance with the terms of such agreements, (i) any obligations or duties affecting any of the Assets of any Person to any municipality or public authority with respect to any franchise, grant, license or permit which do not materially impair the use of such Assets for the purposes for which such Assets are held, (j) defects, irregularities and deficiencies in title to any Assets of any Person which in the aggregate do not materially impair the use of such

Assets for the purposes for which such Assets are held by such Person, and defects, irregularities and deficiencies in title to any Assets of the Guarantor which defects, irregularities or deficiencies have been cured by possession under applicable statutes of limitation, (k) royalties, overriding royalties, revenue interests, net revenue interests, production payments (other than royalties, overriding royalties, revenue interests, net revenue interests or production payments granted or created by such Person or any of its Subsidiaries in the ordinary course of business in connection with, or having the effect of, the borrowing of money), advance payment obligations (other than obligations in respect of advance payment received by such Person or any of its Subsidiaries in connection with, or having the effect of, the borrowing of money) and other similar burdens now existing on Assets now owned or, as to Assets hereafter acquired, at the time of acquisition by such Person, (l) Liens arising out of all presently existing and future division and transfer orders, advance payment agreements, processing contracts, gas processing plant agreements, operating agreements, gas balancing or deferred production agreements, pooling, unitization or communitization agreements, pipeline, gathering or transportation agreements, platform agreements, drilling contracts, injection or repressuring agreements, cycling agreements, construction agreements, salt water or other disposal agreements, leases or rental agreements (but only as otherwise permitted by this Guaranty), farm-out and farm-in agreements, exploration and development agreements, and any and all other contracts or agreements covering, arising out of, used or useful in connection with or pertaining to the exploration, development, operation, production, sale, use, purchase, exchange, storage, separation, dehydration, treatment, compression, gathering, transportation, processing, improvement, marketing, disposal or handling of any Assets of a Person, provided such agreements are entered into the ordinary course of business and contain terms customary for such agreements in the industry, and (m) in the case of the Guarantor and its Subsidiaries, other minor liens or encumbrances none of which interferes materially with the use of the Assets affected in the ordinary conduct of the Guarantor's and/or its Subsidiaries business and which individually or in the aggregate do not have a Material Adverse Effect.

     "Project Financing" means any Debt or obligations under leases that do not constitute Capitalized Lease Obligations at the time such leases are entered into, in each case that are incurred to finance a project (including any construction financing) and that do not permit recourse to NGC or any of its Subsidiaries (other than a Project Financing Subsidiary) or any of their respective Assets (other than the Assets of a Project Financing Subsidiary).

     "Project Financing Subsidiary" means (i) any Subsidiary of NGC or (ii) any other Person in which NGC owns a 50% or less interest, in each case described in clause (i) or (ii), whose principal purpose is to incur Project Financing or to become an owner of interests in a Person so created to conduct the business activities for which such Project Financing was incurred, and substantially all of the fixed assets of which Subsidiary or Person are those fixed assets being financed (or to be financed) in whole or in part by one or more Project Financings.

     "Rolling Period" means for each calendar quarter, such quarter and the three preceding calendar quarters.

     "Scheduled Debt Service" means, for any Rolling Period, the sum of all scheduled, required and mandatory principal payments of NGC and its Subsidiaries on a consolidated basis in accordance with GAAP plus Consolidated Interest Expense for such Rolling Period; provided, further that for purposes of this definition, principal owing in respect of the CUSA Assumed Debt as a result of a demand for payment thereof being made by CUSA prior to the stated maturity thereof shall not be a scheduled, required, or mandatory principal payment of NGC and its Subsidiaries.

     "Subsidiary" of any Person, means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall, at the time, be owned, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall, at the time, be so owned. Unless otherwise expressly provided, all references herein to a "Subsidiary" shall mean a direct or indirect Subsidiary of NGC.

     "Substantial Portion" means, with respect to the Assets of the Guarantor and its Subsidiaries, Assets which (i) represent more than 15% of the consolidated Assets of the Guarantor and its Subsidiaries as shown in the consolidated financial statements of the Guarantor and its Subsidiaries most recently delivered to the Administrative Agent pursuant to Section 4.4 (or, if no such statements have been delivered, the statements referred to in Section 3.4(a)) or (ii) is responsible for more than 15% of the Consolidated EBITD for the Rolling Period ending with the calendar quarter immediately prior to the quarter in which such determination is made.

      Section 1.2 Agreement. The Guarantor unconditionally guarantees and agrees with the Beneficiaries that (i) all sums stated in the Lease and the other Related Documents, the Site Lease, the Gasification Services Agreement, the Process Control Agreement and the Air Products License (collectively, the "Guaranteed Agreements") to be payable by the Lessee will be promptly paid in full when the same shall become due and payable in accordance with the terms thereof (including any applicable grace periods) and (ii) the Lessee will perform, comply with and observe all other obligations, covenants, terms, conditions and undertakings of the Lessee contained in the Guaranteed Agreements in accordance with the terms and conditions thereof (collectively, the "Guaranteed Obligations"), and agrees to pay any and all reasonable out-of-pocket expenses incurred by the Beneficiaries in enforcing any rights under this Guaranty. Any payment required to be made by NGC under this Guaranty must be preceded by a written demand.

      Section 1.3 Guaranty to be Absolute. NGC guarantees that the Guaranteed Obligations will be paid and performed strictly in accordance with the terms of the Guaranteed Agreements, irrespective of any law, regulation, order, court decision, or other Legal Requirement now or hereafter in effect in any jurisdiction purporting to prohibit payment of the obligations by Lessee or any change in the time, manner, or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Guaranteed Agreements.

                                   ARTICLE II
                     GENERAL PROVISIONS REGARDING GUARANTY

      Section 2.1 Nature of Guaranty. The liability of NGC under this Guaranty is and shall be a continuing, absolute, unconditional and irrevocable guaranty of payment and performance by Lessee (and not of collectibility from Lessee).

      Section 2.2   Limitation on NGC's Rights; Waiver of Subrogation.

     (a) NGC further agrees that nothing contained herein shall prevent the Beneficiaries from suing on the Guaranteed Obligations or exercising any rights available to them under the Guaranteed Agreements and that the exercise of any of the aforesaid rights shall not constitute a legal or equitable discharge of NGC in respect of the Guaranteed Obligations or otherwise. NGC hereby waives any right, claim or remedy of subrogation, reimbursement, contribution or any similar right which NGC may now have or hereafter acquire against Lessee in respect of the Guaranteed Obligations, including any right, claim or remedy of the Beneficiaries against Lessee until such time as all Guaranteed Obligations have been paid in full. Without limiting the generality of the foregoing, NGC hereby expressly agrees that it shall remain fully liable to the Beneficiaries under the terms hereof notwithstanding (i) the voluntary or involuntary liquidation, dissolution, merger, consolidation, sale or other disposition of all or substantially all of the assets, marshaling of the assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition with creditors or readjustment of, or other similar proceedings affecting Lessee; or (ii) the failure of the Beneficiaries to mitigate damages resulting from any default by Lessee under the Lease or under any other Guaranteed Agreements.

     (b) Regardless of whether NGC may have made any payments to either Beneficiary, NGC hereby subordinates to all rights the Beneficiaries may have against Lessee, including all rights to enforce any remedy that either Beneficiary may have against Lessee, including: (i) all of NGC's rights of subrogation, if any, of indemnity, and to collect reimbursement from Lessee for any sums paid to either Beneficiary, whether such rights are contractual or arise by operation of law (including the United States Bankruptcy Code or any successor or similar statute) or otherwise, and (ii) all rights to enforce any remedy that NGC may have against Lessee. NGC agrees that no payment made by it or for its account pursuant to the provisions hereof to either Beneficiary shall entitle it, by subrogation, indemnification, exoneration, contribution, reimbursement or otherwise to the rights of such party in respect of which such payment is made or otherwise, to any payment by Lessee or from or out of any property of Lessee, and NGC hereby expressly waives, to the fullest extent possible, and shall not exercise rights or remedies it has or may in the future have with respect to any of the foregoing, unless (a) no Event of Default shall have occurred and be continuing at the time of the exercise by NGC of such right or remedy, (b) the Guaranteed Obligations have been paid and performed in full and (c) at the time of such payment by NGC pursuant to the provisions hereof, NGC is not an "insider" of Lessee with respect to which such payment by NGC is made, within the meaning of said section 101(31) of the Bankruptcy Reform Act of 1978, as now or hereafter in effect, or any successor provision. If, and to the extent that, any such rights or remedies against

Lessee or its respective property may not be waived under applicable law, NGC (if at the time of such payment by NGC, Lessee is such an "insider" within the meaning of said section 101(31), or any successor provisions) shall be deemed to have contributed any such rights to Lessee, effective immediately upon the arising of such rights or remedies. If NGC receives any reimbursement from Lessee in contradiction of the foregoing, NGC shall hold such payment in trust for, and shall promptly deliver such payment to the Administrative Agent.

      Section 2.3 Events of Default. The following are "Events of Default" under this Guaranty:

     (a) any default by NGC in the payment of any amount due under this Guaranty shall occur;

     (b) other than as set forth in Sections 2.3(a), any default by NGC in the performance or observance of any other covenant or agreement contained herein and such default shall continue unremedied for 30 days after the earlier to occur of (i) the date on which an Authorized Officer of NGC becomes aware of such default or (ii) written notice thereof has been given to NGC by the Lessor or the Administrative Agent;

     (c) any representation, warranty, certification or statement made or deemed made by NGC in this Guaranty, the Consent and Agreement, or any document to which NGC is a party that is contemplated hereby or thereby or in any certificate, financial statement or other document delivered pursuant to this Guaranty shall prove to have been incorrect in any material respect when made (or deemed made);

     (d) the Guarantor or any of its Subsidiaries (other than any Project Financing Subsidiary) shall (i) have an order for relief entered with respect to it under the federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it, or any Substantial Portion of its Assets,
(iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section (d), (vi) not pay, or admit in writing its inability to pay, its debts generally as they become due, or (vii) fail to contest in good faith any appointment or proceeding described in Section 2.3(e);

     (e) without the application, approval or consent of the Guarantor or any of its Subsidiaries (other than any Project Financing Subsidiary), a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Guarantor or such Subsidiary, or any Substantial Portion of the Assets of the Guarantor or such Subsidiary, or a proceeding described in Section 2.3(d) shall be instituted against the Guarantor or any of its Subsidiaries (other than any Project Financing Subsidiary) and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days; or

     (f) any "Default" as defined in the NGC Revolver shall have occurred and be continuing.

      Section 2.4 Guaranteed Agreements Terminated. In case any Guaranteed Agreement shall be terminated as a result of the rejection thereof by any trustee, receiver or liquidating agent of the Lessee or any of its properties in any bankruptcy, insolvency, reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar proceeding, NGC's obligations hereunder shall continue to the same extent as if such agreement had not been so rejected. NGC agrees that this Guaranty shall continue to be effective or be reinstated, as the case may be, if any payment to the Lessor or the Administrative Agent in respect of the Guaranteed Obligations or any part thereof is rescinded or must otherwise be returned by the Lessor or the Administrative Agent upon the insolvency, bankruptcy or reorganization of the Lessee, or otherwise, as though such payment to the Lessor or the Administrative Agent had not been made.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

     NGC hereby represents and warrants to the Beneficiaries that the following shall be true and correct as of the date of this Guaranty:

      Section 3.1 Corporate Existence. NGC (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and (ii) is in good standing and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to have such authority would not have a Material Adverse Effect.

      Section 3.2 Authorization and Validity. NGC has the corporate power and authority to execute this Guaranty and to perform its obligations hereunder. Except to the extent that the failure to so qualify would not have a Material Adverse Effect, NGC has all requisite power, and is in all respects duly qualified and licensed under all applicable laws to own its Assets as now owned and to carry on its business as now conducted. The execution and delivery by NGC of this Guaranty and the performance of its obligations hereunder have been duly authorized by proper corporate proceedings, and this Guaranty constitutes the legal, valid and binding obligation of NGC, enforceable against NGC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

      Section 3.3 No Conflict; Government Consent. Neither the execution and delivery by NGC of this Guaranty, nor consummation of the transactions herein contemplated, nor compliance with the provisions hereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on NGC or NGC's articles of incorporation or by-laws or the provisions of any indenture, instrument or agreement to which NGC is a party or is subject, or by which it, or its

Assets, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Assets of NGC pursuant to the terms of such indenture, instrument or agreement that is a Material Agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, this Guaranty, or to the extent that any such consent or other action may be required, it has been validly procured and all waiting periods with respect thereto have expired.

      Section 3.4   Financial Information.

     (a) The March 31, 1997 consolidated financial statements of NGC and its Subsidiaries (set forth in NGC's quarterly report for the fiscal quarter ended March 31, 1997 as filed with the Commission on Form 10-Q) heretofore delivered to the Banks were prepared in accordance with generally accepted accounting principles as in effect on the date such statements were prepared and fairly present the consolidated financial condition and operations of NGC and its Subsidiaries as of such date and the consolidated results of their operations for the period then ended.

     (b) Since March 31, 1997, there has been no change in the business, Assets, financial condition, or results of operations of NGC and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

      Section 3.5 Litigation. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of its officers, threatened against or affecting NGC or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

      Section 3.6 Subsidiaries. Each of NGC's Subsidiaries is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, except where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect.

      Section 3.7 Ownership. NGC owns and holds directly or indirectly through one or more wholly-owned Subsidiaries, the entire legal title to and beneficial interest in 100% of all outstanding shares of capital stock of the Lessee, and is benefitted by the Lease and the transactions contemplated by the Related Documents.

                                   ARTICLE IV
                           COVENANTS OF THE GUARANTOR

      Section 4.1 Net Worth. NGC will maintain at all times, Consolidated Tangible Net Worth of not less than the sum of (i) $400 million, plus (ii) 50% of NGC's Consolidated Net Income, if positive, for each fiscal quarter ending after March 14, 1995, plus (iii) 50% of the aggregate net proceeds of all issuances of equity securities made by NGC after March 14, 1995; provided that for purposes of this Section 4.1, the Institutionally Targeted Capital Securities will not constitute equity of NGC and its Subsidiaries.

      Section 4.2 Leverage Ratio. NGC will not permit its Leverage Ratio to exceed 60%; provided that notwithstanding the foregoing, until the earlier of
(i) the end of the quarter which ends the quarter containing the date which is 18 months from the effective date of the Acquisition Transactions, and (ii) the effective date of the AES Transaction, the foregoing 60% shall be 65%; provided further that for purposes of determining the Leverage Ratio for purposes of this
Section 4.2, the Institutionally Targeted Capital Securities are deemed to be included in stockholders' equity.

      Section 4.3 Coverage Ratio. NGC will maintain for each Rolling Period ending as of the last day of each calendar quarter a ratio of (i) Consolidated EBITD minus Maintenance Capital Expenditures to (ii) Scheduled Debt Service of not less than 2.0 to 1.0.

      Section 4.4 Information. NGC will deliver to the Lessor and to the Administrative Agent for distribution to the Banks:

     (a) as soon as available and in any event within 120 days after the end of each fiscal year of NGC, a consolidated balance sheet of NGC and its Subsidiaries as of the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Commission by independent public accountants of nationally recognized standing (it being understood that delivery of NGC's annual report on form 10-K in respect of such fiscal year as filed pursuant to
Section 13(a) of the Securities Exchange Act of 1934 shall constitute compliance herewith, provided that such report otherwise meets the requirements of this subsection (a)), together with a certificate of an Authorized Officer setting forth in reasonable detail the calculations of the financial tests set forth in Sections 4.1, 4.2 and 4.3.

     (b) as soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of NGC, a consolidated balance sheet of NGC and its Subsidiaries as of the close of business for such quarter and the related consolidated statement of income for such quarter and the related consolidated statements of income and cash flows for the period commencing with the beginning of NGC's fiscal year to the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of NGC's previous fiscal year, (it being understood that delivery of NGC's quarterly report on form 10-Q in respect of such period as filed pursuant to Section 13(a) of the Securities Exchange

Act of 1934 shall constitute compliance herewith, provided that such report otherwise meets the requirements of this subsection (b)), and a computation of the ratios and amounts required to be maintained by Sections 4.1, 4.2 and 4.3, all in reasonable detail, prepared in each case in accordance with generally accepted accounting principles and certified by an Authorized Officer to the effect that they present fairly the financial condition and results of the operations of NGC at the date and for the period indicated therein, subject to changes resulting from year end adjustments.

     (c) other than for the fiscal year 1996, at the same time as it delivers or is required to deliver the statements described in clause (a) above, certificate of an Authorized Officer of NGC stating whether there exists on or as of the date of such certificate any Potential Default or Event of Default hereunder or under any Related Document to which NGC is a party, and, if a Potential Default or Event of Default then exists, setting forth the details thereof and the action, if any, NGC has taken, is taking or proposes to take with respect thereto;

     (d) promptly upon the mailing thereof to the shareholders of NGC generally, copies of all financial statements, proxy statements and reports so mailed; and

     (e) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which NGC shall have filed with the Commission.

      Section 4.5 Performance. NGC shall cause Destec to observe and perform all provisions to be observed or performed by Destec contained in (a) each Related Document to which Destec is a party and (b) the PSI Agreements, in each case in accordance with the terms thereof and within the times permitted thereby (including any grace or cure periods provided thereby) so as to prevent the occurrence and continuance of an Event of Default, and will cause Destec to maintain validity and effectiveness as to Destec of each Related Document and PSI Agreement to which Destec is a party.

                                   ARTICLE V
                                 MISCELLANEOUS

      Section 5.1   NGC's Waivers.  NGC waives:

     (a) all statutes of limitation that would bar any action or proceeding brought against NGC under this Guaranty by either Beneficiary where such Beneficiary was unable to commence or prosecute such action or proceeding prior to the expiration of the applicable period(s) of limitation due to any stay, such as the automatic stay in bankruptcy, or due to the necessity of completing or exhausting remedies against another Person or other collateral before proceeding against NGC or due to any other cause wholly or partially beyond the control of such Beneficiary, to the fullest extent permitted by law;

     (b) any right NGC may have, if any, to require the Beneficiaries to proceed against Lessee or Destec, to proceed against or exhaust any security or collateral held from Lessee or Destec, or to pursue any other remedy in either Beneficiary's power to pursue;

     (c) any defense based on any claim that NGC's obligations exceed or are more burdensome than those of Lessee or Destec;

     (d) any defense based on: (i) any legal disability of Lessee or Destec, and (ii) any release, discharge, modification, impairment or limitation of the liability of Lessee, to either Beneficiary from any cause, whether consented to by either Beneficiary or arising by operation of law or from any Insolvency Proceeding or otherwise;

     (e) any defense based on any action taken or omitted by the Beneficiaries in any Insolvency Proceeding involving Lessee or Destec, including any extension of credit by either Beneficiary to Lessee or Destec in any Insolvency Proceeding, and the taking and holding by either Beneficiary of any security or collateral for any such extension of credit;

     (f) all presentments, demands for performance or payment, notices of nonperformance, protests, notices of protest, notices of dishonor, notices of acceptance of this Guaranty and of the existence, creation, or incurrence of new or additional indebtedness, and demands and notices of every kind, except for any demand upon NGC expressly provided for in Section 1.2;

     (g) any defense based on or arising out of any defense that Lessee may have to the Guaranteed Obligations;

     (h) all notices to NGC and, on behalf of NGC only, all notices to Lessee, including notices of the acceptance of this Guaranty or the creation, renewal, extension or modification of the Guaranteed Obligations, or of default in the performance of the Guaranteed Obligations (or any portion thereof) and of enforcement of any right or remedy with respect thereto or notice of any other matters relating to the Guaranteed Obligations or to this Guaranty;

     (i) diligence and demand or performance in respect of the Guaranteed Obligations; and

     (j) all principles or provisions of law which conflict with the terms of this Guaranty.

NGC further agrees that the Beneficiaries may enforce this Guaranty upon Lessee's failure to perform the Guaranteed Obligations, notwithstanding the existence of any dispute between Lessee, NGC or either Beneficiary with respect to the performance of the Guaranteed Obligations (or any portion thereof) or any counterclaim, set-off or other claim which Lessee, or NGC may allege against either Beneficiary. NGC further agrees that its obligations in respect of the Guaranteed Obligations shall not be affected by any circumstances which constitute a legal or equitable discharge of a guarantor or surety.

      Section 5.2 Third Party Beneficiaries. This Guaranty is solely for the benefit of the Beneficiaries and is not intended to nor shall it be deemed to be for the benefit of any other third party.

      Section 5.3 No Waiver; Consents; Cumulative Remedies. Each waiver by the Beneficiaries must be in writing, and no waiver shall be construed as a continuing waiver. No waiver shall be implied from either Beneficiary's delay in exercising or failure to exercise any right or remedy against Lessee or NGC. Consent by the Beneficiaries to any act or omission by Lessee or NGC shall not be construed as a consent to any other or subsequent act or omission, or as a waiver of the requirement for any Beneficiary's consent to be obtained in any future or other instance. All remedies of the Beneficiaries against Lessee and NGC are cumulative.

      Section 5.4 Successors and Assigns; Participations. The terms of this Guaranty shall bind and benefit the successors and assigns of the Beneficiaries; provided, however, that subject to the provisions of Section 5.9, NGC may not assign this Guaranty, or assign or delegate any of its rights or obligations under this Guaranty without the written consent of the Beneficiaries. Upon notice to NGC, the Beneficiaries and their successors, assigns and transferees may assign their rights and benefits under this Guaranty to any financial institutions providing financing to the Lessor in connection with the Lease or any agent for such financial institutions.

      Section 5.5 Notices. All notices, requests and other communications given under this Guaranty must be given in the manner and shall be effective as provided in Section 11.02 of the Lease. All notices to NGC shall be sent to the address specified on the signature page hereof.

      Section 5.6 Rights to Deal with the Lessee. At any time and from time to time, without terminating, affecting or impairing the validity of this Guaranty or the obligations of NGC hereunder, the Beneficiaries may deal with Lessee in the same manner and as fully and as if this Guaranty did not exist and shall be entitled, among other things, to grant Lessee, without notice or demand and without affecting NGC's liability hereunder, such extension or extensions of time to perform, renew, compromise, accelerate or otherwise change the time for payment of or otherwise change the terms of payment or any part thereof contained in or arising under the Lease or the other Guaranteed Agreements, or to waive any Guaranteed Obligation of Lessee to perform any act or acts as the Beneficiaries may deem advisable.

      Section 5.7 Payments. Each payment by NGC to either Beneficiary under this Guaranty shall be made by transferring the amount thereof in immediately available funds without setoff or counterclaim; provided that, no such payment shall be deemed a waiver of any rights NGC may have. The Lessor hereby irrevocably instructs the Guarantor, at all times that the Credit Agreement is in effect or any amounts are due and owing thereunder, to pay any and all amounts payable to the Lessor under this Guaranty to the Administrative Agent by depositing the same into the Collateral Account. The Guarantor agrees to pay all such amounts in accordance with the foregoing instructions, free and clear of any set-off, counterclaim or defense that the Guarantor may have with respect thereto, other than counterclaims required by law, if any; provided, however, that no payment by the Guarantor to the Administrative Agent shall be deemed a waiver of any rights the Guarantor may have.

      Section 5.8 Survival of Representations, Warranties, etc. All representations, warranties made herein and in statements or certificates delivered pursuant hereto shall survive any investigation or inspection made by or on behalf of the Beneficiaries and shall continue in full force and effect until all of the obligations of NGC under this Guaranty shall be fully performed in accordance with the terms hereof, and, subject to Section 5.9 hereof, until the payment and performance in full of all obligations.

      Section 5.9   Replacement of Guaranty.

     (a) This Guaranty may be replaced to the extent provided herein, subject to the provisions of Subsection 5.9(b), if either (A) another Person acceptable to the Lessor, each of the Banks, and if the rights, obligations, or duties of the Administrative Agent are affected thereby, the Administrative Agent, such acceptance not to be unreasonably withheld, executes a guaranty in form and substance substantially similar to this Guaranty, including any changes thereto approved by the Lessor, each of the Banks, and if the rights, obligations, or duties of the Administrative Agent are affected thereby, the Administrative Agent, (B) another Person obtains from a bank with assets of $60 billion or more and whose long-term, unsecured debt is rated A or better by S&P or A2 or better by Moody's, or any successor rating agency, a letter of credit naming the Beneficiaries as the beneficiaries thereunder, in form and substance, and in an amount, satisfactory to the Lessor, each of the Banks, and if the rights, obligations, or duties of the Administrative Agent are affected thereby, the Administrative Agent, or (C) NGC obtains from a bank whose long-term, unsecured debt is rated A or better by S&P or A2 or better by Moody's, or any successor rating agency, a letter of credit naming the Beneficiaries as the beneficiaries thereunder in form and substance, and in an amount, satisfactory to the Lessor, the Majority Banks, and if the rights, obligations, or duties of the Administrative Agent are affected thereby, the Administrative Agent.

     (b) Upon delivery of such other guaranty or such letter of credit, this Guaranty shall be replaced to the extent, but only to the extent, the obligations hereunder are replaced by such other guaranty or such letter of credit, and this Guaranty shall continue in full force and effect with respect to all other obligations hereunder. In addition, no replacement of any portion of this Guaranty pursuant to the provisions of Subsection 5.9(a) shall be effective to replace the obligations and liabilities of the Guarantor, or to affect the Beneficiaries' rights, powers, and remedies, under this Guaranty (i) with respect to any of the obligations hereunder that become due and payable prior to such replacement or (ii) with respect to any payment made prior to such replacement that is rescinded or must otherwise be returned after such replacement.

      Section 5.10 Governing Law. This Guaranty shall be governed by, and constructed in accordance with, the laws of the State of New York. NGC HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND ANY COURT IN THE STATE OF

NEW YORK LOCATED IN THE CITY AND COUNTY OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING BROUGHT AGAINST IT AND RELATED TO OR IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GUARANTOR HEREBY WAIVES AND AGREES NOT TO ASSERT BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER, OR THAT THIS GUARANTY OR ANY DOCUMENT OR ANY INSTRUMENT REFERRED TO HEREIN OR THE SUBJECT MATTER HEREOF MAY NOT BE LITIGATED IN OR BY SUCH COURTS. NGC AGREES THAT SERVICE OF PROCESS MAY BE MADE UPON IT BY CERTIFIED OR REGISTERED MAIL TO THE ADDRESS FOR NOTICES SET FORTH IN THIS GUARANTY OR ANY METHOD AUTHORIZED BY THE LAWS OF NEW YORK.

      Section 5.11 Costs and Expenses. If any lawsuit, including any Insolvency Proceeding, is commenced which arises out of, or which relates to this Guaranty, the Beneficiaries shall be entitled to recover from NGC such sums as the court may adjudge to be reasonable attorneys' fees and expenses in the action or proceeding, in addition to reasonable out-of-pocket costs and expenses otherwise allowed by law. NGC agrees to pay all of the Beneficiaries' reasonable out-of-pocket costs and expenses, including reasonable attorneys' fees and expenses which may be incurred, all such sums shall bear interest at the rate per annum equal to the Base Rate plus 1% until paid in full.

      Section 5.12 Miscellaneous. The illegality or unenforceability of one or more provisions of this Guaranty shall not affect any other provision. Time is of the essence in the performance of this Guaranty by NGC.


                          [SIGNATURES BEGIN NEXT PAGE]

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

     IN WITNESS WHEREOF, the parties hereto have executed this Guaranty as of the date first above written.

                              GUARANTOR:

                              NGC CORPORATION


                              By:\s\ Robert D. Doty, Jr.
                                 -----------------------
                                     Robert D. Doty, Jr.
                                     Vice President and Treasurer

                              Address Where Notices to NGC are to be sent:

                              1000 Louisiana
                              Suite 5800
                              Houston, Texas 77002
                              Telecopy No.: (713) 767-8322
                              Telephone No. (713) 507-6400

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